EXHIBIT 99.1
OSG
OVERSEAS SHIPHOLDING GROUP, INC.                                                                                                             PRESS RELEASE

For Immediate Release

JAMES EDELSON PROMOTED TO SENIOR VICE PRESIDENT
AT OVERSEAS SHIPHOLDING GROUP

New York – March 5, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that James I. Edelson has been promoted to Senior Vice President of OSG. Since 2005, Mr. Edelson has been General Counsel and Secretary with overall responsibility for corporate, legal, regulatory and compliance aspects of Overseas Shipholding Group, Inc., and its related entities.

Morten Arntzen, OSG’s President and CEO said, “Jim’s business acumen and keen analytical capabilities have been critical assets to OSG and I am delighted to recognize his achievements with a promotion that reflects the responsibilities and influence of his role.  Jim’s leadership of OSG’s legal teams and his integrity and expertise regarding the ever-increasing complexities of our global business is essential as the Company continues to expand.”

Mr. Edelson joined OSG as Associate General Counsel in 2000.  His previous professional experience includes having served as Executive Vice President, General Counsel and Secretary from 1992 until 1999 for a publicly traded holding company that organized, financed, and participated in the management of a broad cross-section of companies, primarily telecommunications and technology. From 1988 until 1992, he was associated with Proskauer Rose, LLP, where his practice was concentrated in corporate and securities law, including mergers and acquisitions. From 1980 until 1988, he was associated with Kaye, Scholer, Fierman, Hays & Handler.

Mr. Edelson graduated magna cum laude with a bachelor of arts degree from Wesleyan University, where he was a Phi Beta Kappa member. He received a juris doctor degree from the University of Chicago Law School.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.